Exhibit 3.1

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “VITAL THERAPIES, INC.”, FILED IN THIS OFFICE ON THE TWELFTH DAY OF OCTOBER, A.D. 2012, AT 4:53 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
3749361 8100	AUTHENTICATION: 9913690
121125921	DATE: 10-12-12
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 04:58 PM 10/12/2012 FILED 04:53 PM 10/12/2012 SRV 121125921 – 3749361 FILE

CERTIFICATE OF RESTATED

CERTIFICATE OF INCORPORATION

OF

VITAL THERAPIES, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

VITAL THERAPIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is Vital Therapies, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 13, 2004.

2.	The Board of Directors of the Corporation has unanimously adopted a resolution approving the Amended and Restated Certificate of Incorporation, the text of which is set forth on Exhibit A attached hereto (the “Amended and Restated Certificate of Incorporation”), pursuant to the provisions of Section 141(f) and Section 242 of the General Corporation Law of the State of Delaware.

3.	The Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 242 and Section 245 of the General Corporation Law of the State of Delaware and was approved by written consent of the stockholders of the Corporation in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Restated Certificate of Incorporation has been signed this 12th day of October, 2012.

VITAL THERAPIES, INC.

By:	/s/ Terence E. Winters, Ph.D.
Name:	Terence E. Winters, Ph.D.
Title:	Chief Executive Officer

CERTIFICATE OF RESTATED

CERTIFICATE OF INCORPORATION

OF

VITAL THERAPIES, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

VITAL THERAPIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is Vital Therapies, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 13, 2004.

2.	The Board of Directors of the Corporation has unanimously adopted a resolution approving the Amended and Restated Certificate of Incorporation, the text of which is set forth on Exhibit A attached hereto (the “Amended and Restated Certificate of Incorporation”), pursuant to the provisions of Section 141(f) and Section 242 of the General Corporation Law of the State of Delaware.

3.	The Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 242 and Section 245 of the General Corporation Law of the State of Delaware and was approved by written consent of the stockholders of the Corporation in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Restated Certificate of Incorporation has been signed this 12th day of October, 2012.

VITAL THERAPIES, INC.

By:	/s/ Terence E. Winters
Name:	Terence E. Winters, Ph.D.
Title:	Chief Executive Officer

EXHIBIT A

Amended and Restated Certificate of Incorporation of Vital Therapies, Inc.

See Attached.

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VITAL THERAPIES, INC.

ARTICLE I

The name of the corporation is Vital Therapies, Inc. (the “Corporation”).

ARTICLE II

The address, including street, number, city and county, of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, and the name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

The general nature of the business the Corporation proposes to transact, and its objects, purposes and powers shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Laws of the State of Delaware.

ARTICLE IV

A. Authorized Shares.

1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 43,000,000, consisting of (i) 24,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 19,000,000 shares of preferred stock, par value $0.0001 per share, of which (a) 10,768,199 shares are hereby designated “Senior Convertible Preferred Stock” (the “Senior Preferred”) and (b) 3,501,401 shares are hereby designated “Convertible Preferred Stock” (the “Junior Preferred” and, together with the Senior Preferred, the “Preferred Stock”).

2. Shares of preferred stock may be issued from time to time in one or more additional series. The board of directors of the Corporation is hereby authorized to determine and alter all rights, preferences and privileges and qualifications, limitations and restrictions thereof (including, without limitation, voting rights and the limitation and exclusion thereof) granted to or imposed upon any wholly unissued series of preferred stock and the number of shares constituting any such series and the designation thereof, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series then outstanding. In the event that the number of shares of any series is so decreased, the shares constituting such reduction shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series.

3. In accordance with the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware, the number of authorized shares of any class or series of stock (including the Common Stock) may be increased or decreased by the affirmative vote of the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to vote irrespective of the class or series vote requirements set forth in Section 242(b)(2) of the General Corporation Law of the State of Delaware (but, in the case of any decrease, not below the number of shares of any such class or series then outstanding or reserved for issuance upon exercise of Options or conversion of Convertible Securities then outstanding).

B. Preferred Stock. The rights, preferences, restrictions and other matters relating to the Preferred Stock are as set forth in this Part B of Article IV. For purposes of this Part B of Article IV, all holdings of Senior Preferred, Junior Preferred or Common Stock by Persons who are Affiliates of each other shall be aggregated for purposes of meeting any threshold tests under this Part B of Article IV. Except as otherwise provided herein, all references to “Sections” in this Part B of Article IV refer to sections of Part B of Article IV.

1. Dividend Rights.

(a) Senior Preferred Dividend.

(1) When and as declared by the board of directors of the Corporation and to the extent permitted under the General Corporation Law of the State of Delaware, the Corporation shall pay preferential dividends in cash to the holders of Senior Preferred as provided in this Section 1. Dividends on each share of Senior Preferred shall accrue on a daily basis at the rate of 8.0% per annum of the sum of the Original Purchase Price thereof plus all accumulated and unpaid dividends thereon from and including the date of issuance of such share of Senior Preferred to and including the first to occur of (i) the date on which the Liquidation Value of such share of Senior Preferred (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation, dissolution and winding up of the Corporation or the redemption or repurchase of such share of Senior Preferred by the Corporation, (ii) the date on which such share of Senior Preferred is converted into shares of Common Stock hereunder, and (iii) the date on which such share of Senior Preferred is otherwise acquired by the Corporation. Such dividends shall accrue regardless of whether or not they have been declared, whether or not there are profits, surplus (as defined in the General Corporation Law of the State of Delaware) or other funds legally available for the payment thereof and whether or not the Corporation is prohibited from paying dividends under applicable law, and such dividends shall be cumulative such that all accrued and unpaid dividends with respect to the Senior Preferred shall be fully paid or declared with funds irrevocably set apart for payment before any dividends may be declared or paid with respect to any Junior Securities. The date on which the Corporation initially issues any share of Senior Preferred shall be deemed to be its “date of issuance” regardless of the number of times transfer of such share of Senior Preferred is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share of Senior Preferred.

(2) To the extent not paid on September 25 of each year (each, a “Dividend Reference Date”), beginning September 25, 2013, all dividends which have accrued on each share of Senior Preferred outstanding during the twelve-month period (or such shorter period in the case of the initial Dividend Reference Date) ending on each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such share of Senior Preferred until paid to the holder thereof (i.e., annual compounding).

(3) Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Senior Preferred, such payment shall be distributed pro rata among the holders of the Senior Preferred based upon the aggregate accrued and unpaid dividends on the shares of Senior Preferred held by each such holder.

(b) Other Dividends. In addition to any other dividends accruing or declared hereunder, in the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property), other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Preferred Stock, at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Preferred Stock had all of the outstanding Preferred Stock been converted into Common Stock immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

2. Liquidation Preference.

(a) Senior Preferred. In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), each holder of Senior Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount equal to the greater of (i) the aggregate Liquidation Value of all shares of Senior Preferred then held by such holder plus all accrued and unpaid dividends thereon, and (ii) the amount which such holder would be entitled to receive upon such Liquidation Event if all of such holder’s shares of Senior Preferred (and all other shares of Senior Preferred and, in the event that the holders of Junior Preferred would receive more under clause (ii) of Section 2(b) than under clause (i) of Section 2(b) upon such Liquidation Event, all shares of Junior Preferred) were converted into Common Stock immediately prior to such Liquidation Event, and the holders of Senior Preferred shall not be entitled to any further payment in respect thereof. If, upon any such Liquidation Event, the Corporation’s assets available to be distributed to the holders of Senior Preferred are insufficient to permit payment to such holders of the entire amount to which they are entitled to be paid pursuant to this Section 2(a), then all of the Corporation’s assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders of Senior Preferred based upon the aggregate Liquidation Value of the Senior Preferred held by each such holder (plus all accrued and unpaid dividends thereon).

(b) Junior Preferred. If, upon any Liquidation Event, the Corporation’s assets available to be distributed to the Corporation’s stockholders exceed the aggregate amount required to be paid to the holders of the Senior Preferred pursuant to Section 2(a), then each holder of Junior Preferred shall be entitled to be paid, after all amounts required to be paid to the holders of the Senior Preferred pursuant to Section 2(a) have been fully paid or irrevocably set apart for payment and before any distribution or payment is made upon any Junior Securities (other than shares of Junior Preferred), an amount equal to the greater of (i) the aggregate Liquidation Value of all shares of Junior Preferred then held by such holder plus all declared and unpaid dividends thereon, and (ii) the amount which such holder would be entitled to receive upon such Liquidation Event if all of such holder’s shares of Junior Preferred (and all other shares of Junior Preferred and, in the event that the holders of Senior Preferred would receive more under clause (ii) of Section 2(a) than under clause (i) of Section 2(a) upon such Liquidation Event, all shares of Senior Preferred) were converted into Common Stock immediately prior to such Liquidation Event, and the holders of Junior Preferred shall not be entitled to any further payment in respect thereof. If, upon any such Liquidation Event, the Corporation’s assets available to be distributed to the holders of the Junior Preferred are insufficient to permit payment to such holders of the entire amount to which they are entitled to be paid pursuant to this Section 2(b), then all of the Corporation’s assets available to be distributed to the Corporation’s stockholders after all amounts required to be paid to the holders of the Senior Preferred pursuant to Section 2(a) have been fully paid or irrevocably set apart for payment shall be distributed pro rata among such holders of Junior Preferred based upon the aggregate Liquidation Value of the Junior Preferred held by each such holder (plus all declared and unpaid dividends thereon).

(c) Deemed Liquidation.

(1) Unless waived by the Requisite Stockholders, each of the following shall be deemed to be a Liquidation Event for purposes of this Section 2 (each, a “Deemed Liquidation Event”), and each holder of Preferred Stock shall be entitled to receive in connection therewith payment from the Corporation (or the successor or purchasing entity) of an amount equal to the aggregate amount specified herein that such holders would have received upon a Liquidation Event in accordance with this Section 2:

(A) any merger or consolidation in which the Corporation is a constituent party (or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation), except any such merger or consolidation in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock or other equity securities of the surviving or resulting corporation or other entity in such merger or consolidation (or, if the surviving or resulting corporation or other entity in such merger or consolidation is a wholly-owned subsidiary of another corporation or other entity immediately following such merger or consolidation, the parent corporation or other entity of such surviving or resulting corporation or other entity);

(B) any sale, transfer or issuance, in a single transaction or series of related transactions, of the Corporation’s capital stock by the Corporation that results in the holders of the Corporation’s capital stock immediately prior to such sale, transfer or issuance (or series of related sales, transfers and/or issuances) ceasing to own at least a majority, by voting power, of the Corporation’s capital stock immediately following such sale, transfer or issuance (or series of related sales, transfers and/or issuances), except for any such issuance (or series of related issuances) primarily for capital raising purposes; and

(C) the sale, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any of its Subsidiaries of all or substantially all of the assets of the Corporation and its Subsidiaries taken as a whole, except for any such sale, transfer or other disposition that is to a Wholly-Owned Subsidiary of the Corporation.

(2) The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any Deemed Liquidation Event shall be the amount of cash and/or the value of property other than cash paid or distributed to such holders by the Corporation and/or the acquiring Person. If the amount deemed paid or distributed under this Section 2(c)(2) consists of property other than cash, then the value of such property will be determined as follows (or, at the election of the Requisite Stockholders, as may be provided in the definitive agreement(s) entered into in connection with any such Deemed Liquidation Event):

(A) For securities not subject to an investment letter or other similar restriction on free marketability: (i) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of such securities on such exchange over the 10-day period ending three (3) days prior to the closing of such Deemed Liquidation Event; (ii) if actively traded over-the- counter, the value shall be deemed to be the average of the closing prices of such securities over the 30- day period ending three (3) days prior to the closing of such Deemed Liquidation Event; and (iii) if there is no active public market, the value shall be the fair market value thereof, as mutually determined in good faith by the board of directors of the Corporation and the Requisite Stockholders.

(B) The method of valuation of securities subject to an investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount from the market value that would be determined pursuant to Section 2(c)(2)(A) if such securities were not subject to such investment letter or other restriction so as to reflect the approximate fair market value thereof, as mutually determined in good faith by the board of directors of the Corporation and the Requisite Stockholders.

(C) The value of any property other than securities shall be the fair market value thereof, as mutually determined in good faith by the board of directors of the Corporation and the Requisite Stockholders.

(3) Allocation of Escrow. In the event of a Deemed Liquidation Event pursuant to Section 2(c)(1)(A), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the definitive agreement(s) entered into in connection with any such Deemed Liquidation Event shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Section 2(a) and Section 2(b), and Section 2 of Part C of this Article IV, as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Section 2(a) and Section 2(b), and Section 2 of Part C of this Article IV, after taking into account the previous payment of the Initial Consideration as part of the same transaction.

(d) Notice. The Corporation will mail written notice of any Liquidation Event or Deemed Liquidation Event not less than twenty (20) days prior to the stockholders’ meeting called or written consent issued to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, to each holder of record of Preferred Stock. Such notice shall setting forth in reasonable detail the material terms of the impending transaction, the amount of proceeds payable under each of clauses (i) and (ii) of Section 2(a) with respect to each share of Senior Preferred, the amount of proceeds payable under each of clauses (i) and (ii) of Section 2(b) with respect to each share of Junior Preferred and the amount of proceeds payable with respect to each Junior Security (other than shares of Junior Preferred) in connection with such transaction, and the Corporation shall thereafter provide such holders prompt notice of any material changes to any of the foregoing.

3. Redemption.

(a) Redemption Upon Request. At any time after the tenth (10th) anniversary of the date the first share of Senior Preferred is issued, and within ninety (90) days after the receipt by the Corporation of a written request from the Requisite Senior Preferred Stockholders that all (but not less than all) of the Senior Preferred be redeemed, concurrently with the surrender by such holders of the certificates representing such shares, subject to Section 3(c), the Corporation shall redeem in equal annual installments over three years (with the second and third installments being paid on the first and second anniversaries of the first payment date) (each such date, a “Redemption Date”) all of the Senior Preferred by paying an amount per share (as adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or the like) in cash equal to the Redemption Price thereof. Within five (5) days after the Corporation’s receipt of a written redemption request with respect to the Senior Preferred, the Corporation will give written notice of such request to each other holder of Preferred Stock specifying the Redemption Price of each share of Preferred Stock held by such holder. The holders of a majority of the outstanding Junior Preferred shall have until twenty (20) days after the receipt of such notice to require (by delivery of written notice to the Corporation) the Corporation to redeem all (but not less than all) of the shares of Junior Preferred held by each such holder. The Corporation will not begin any redemptions for at least thirty (30) days after the Corporation’s receipt of a written redemption request with respect to the Senior Preferred. The number of shares of Senior Preferred and Junior Preferred that the Corporation shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (i) the aggregate number of shares of Senior Preferred or Junior Preferred, as applicable, by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Any redemption of Senior Preferred or Junior Preferred effected pursuant to this Section 3(a) shall be made ratably among the holders thereof in proportion to the aggregate Redemption Price that each such holder would be entitled to receive pursuant to this Section 3.

(b) Redemption Price and Redemption Procedures.

(1) At least fifteen (15) days but no more than thirty (30) days prior to each Redemption Date, written notice (each, a “Redemption Notice”) shall be mailed, first class postage prepaid, by the Corporation to each holder of record (as of the close of business on the business day next preceding the day on which the Redemption Notice is given) of the Senior Preferred and/or Junior Preferred to be redeemed, at the address last shown on the records of the Corporation for such holder, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price and the place at which payment can be obtained, and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder’s certificate(s) representing the shares to be redeemed. Except as provided in Section 3(c) regarding a partial redemption, on each Redemption Date, upon the Corporation’s receipt of the certificate(s) representing the shares being redeemed on such Redemption Date (or, if any such certificate shall have been lost, stolen or destroyed, an affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), the Corporation shall apply all of its assets to the redemption of the Preferred Stock being redeemed on such Redemption Date and to no other corporate purpose and pay to each holder of Preferred Stock being redeemed on such Redemption Date an amount in cash for each share of Preferred Stock being redeemed equal to the greater of (i) the Liquidation Value of such share of Preferred Stock plus all accrued and unpaid or declared and unpaid dividends thereon, and (ii) the fair market value of the Common Stock issuable upon conversion of such share of Preferred Stock (as determined in accordance with Section 2(c)(2)) (the “Redemption Price”), to the order of the Person whose name appears on such certificate(s) as the owner thereof. If less than all the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares shall be delivered to the holder thereof together with the Redemption Price.

(2) On or prior to each Redemption Date, the Corporation shall deposit the aggregate Redemption Price for all shares of Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed or converted with a bank or trust company having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay the Redemption Price for such shares to their respective holders on or after the applicable Redemption Date upon receipt of notification from the Corporation that such holder has surrendered the certificate(s) representing the shares of Preferred Stock to be redeemed to the Corporation in accordance with Section 3(b)(1). Such instructions shall also provide that any funds deposited by the Corporation pursuant to this Section 3(b)(2) for the redemption of shares subsequently converted into shares of Common Stock pursuant to Section 4 shall be returned to the Corporation forthwith upon such conversion. The balance of any funds deposited by the Corporation pursuant to this Section 3(b)(2) remaining unclaimed at the expiration of one (1) year following the Redemption Date shall be returned to the Corporation and thereafter the holders of shares called for redemption who have not claimed such funds shall be entitled to receive payment of the Redemption Price only from the Corporation.

(c) Failure to Redeem. If the funds of the Corporation legally available for redemption of shares of Preferred Stock as of any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock the Corporation is then required to redeem, then (without limiting the Corporation’s obligation hereunder or curing any failure not to redeem all of the shares of Preferred Stock the Corporation is then required to redeem) those funds that are legally available will be used to redeem the maximum possible number of shares of Preferred Stock that are required to be redeemed on such Redemption Date, in the following order and priority: (i) first, the maximum number of shares of Senior Preferred that the Corporation is required to redeem on such date, and (ii) second, the maximum number of shares of Junior Preferred that the Corporation is required to redeem on such date. Any shares of Preferred Stock that are not redeemed shall remain outstanding and be entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Preferred Stock, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obligated to redeem on any Redemption Date but that it has not redeemed (with redemptions allocated among the holders of shares required to be redeemed as provided above), in each case at the Repurchase Price plus simple interest from the initial Redemption Date at the rate per annum equal to the Short Term Applicable Federal Rate (as defined from time to time pursuant to Section 1274(d) of the Internal Revenue Code of 1986, as amended) as of the initial Redemption Date. Notwithstanding anything to the contrary contained herein, without the prior written consent of the Requisite Senior Preferred Stockholders, the Corporation shall not declare or pay any dividends or redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any Junior Securities (other than shares of Junior Preferred after the redemption in full of all shares of Senior Preferred that the Corporation has then become obligated to redeem in accordance with this Section 3) after the receipt of notice of redemption under this Section 3, or at any other time when the Corporation is obligated to make redemption payments under this Section 3, unless and until all amounts required to be paid to the holders of Preferred Stock under this Section 3 shall have been paid in full.

(d) Effect of Redemption. From and after each Redemption Date, unless there shall have been an uncured default in the payment of the applicable Redemption Price, all rights of the holders of shares of Senior Preferred and Junior Preferred to be redeemed as holders of those shares of Preferred Stock shall cease with respect to such shares (except the right to receive payment of the applicable Redemption Price (plus interest, if applicable) upon surrender of the certificate(s) representing such shares), and all such shares shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

(e) Other Redemptions and Repurchases. The Preferred Stock shall not be redeemable or otherwise subject to repurchase by the Corporation or any of its Subsidiaries, except as set forth in this Section 3 or as otherwise agreed to by Corporation and the Requisite Senior Preferred Stockholders.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Issue Price of such share of Preferred Stock by the applicable

Conversion Price in effect at the time of conversion for such share of Preferred Stock. The initial “Conversion Price” shall be $8.00 for each share of Senior Preferred (the “Senior Preferred Conversion Price”) and $0.4284 for each share of Junior Preferred (the “Junior Preferred Conversion Price”), and each such initial Conversion Price, and the rate at which shares of Senior Preferred or Junior Preferred, as applicable, may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(b) Automatic Conversion.

(1) Each share of Preferred Stock shall automatically be converted into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Issue Price of such share of Preferred Stock by the Conversion Price applicable to such share on the date of such automatic conversion, which shall occur immediately upon the earlier of (i) the consummation of a Qualified Public Offering and (ii) the date specified in writing by the Requisite Stockholders. Promptly following any such automatic conversion, the holders of Preferred Stock shall surrender the certificate(s) representing the shares of Preferred Stock to be converted (or, if any such certificate shall have been lost, stolen or destroyed, an affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) at the office of the transfer agent for such shares of Preferred Stock (or, if the Corporation serves as its own transfer agent for such shares of Preferred Stock, at the principal corporate office of the Corporation), and the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

(2) In the event of any Commitment Breach by a Defaulting Investor, each share of Senior Preferred held by such Defaulting Investor shall automatically be converted into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Issue Price of such share of Senior Preferred by the Senior Preferred Conversion Price in effect on the date of such automatic conversion, which shall occur immediately upon the occurrence of such Commitment Breach. Promptly following any such automatic conversion, the Defaulting Investor shall surrender the certificate(s) representing the shares of Senior Preferred to be converted (or, if any such certificate shall have been lost, stolen or destroyed, an affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) at the office of the transfer agent for such shares of Senor Preferred (or, if the Corporation serves as its own transfer agent for such shares of Senior Preferred, at the principal corporate office of the Corporation), and the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

(c) Mechanics of Conversion.

(1) If a holder of Preferred Stock wishes to convert shares of Preferred Stock into shares of Common Stock, such holder must (i) surrender the certificate(s) representing the shares of Preferred Stock to be converted (or, if any such certificate shall have been lost, stolen or destroyed, an affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) at the office of the transfer agent for such shares of Preferred Stock (or, if the Corporation serves as its own transfer agent for such shares of Preferred Stock, at the principal corporate office of the Corporation), and (ii) give written notice to the Secretary of the Corporation at its principal corporate office specifying that such holder elects to convert all or any number of the shares of Preferred Stock represented by such certificate(s), the event or transaction (if any) on which such conversion is contingent, and the name or names in which the certificate(s) representing the shares of Common Stock are to be issued. Such conversion shall be deemed to have been made immediately prior to the close of business on the date the certificate(s) representing the shares of Preferred Stock (or lost certificate affidavit and agreement) to be converted are so surrendered and such notice of conversion is so given (hereinafter, the “Conversion Time”), and the Person(s) entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of such date. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of shares of Preferred Stock represented by any surrendered certificate that were not converted into Common Stock in such conversion. Notwithstanding anything to the contrary contained herein, if any conversion of Preferred Stock is to be made in connection with a Deemed Liquidation Event, Public Offering or other event or transaction affecting the Corporation or a holder of Preferred Stock, such conversion may, at the option of the holder tendering Preferred Stock for conversion, be conditioned upon consummation of such event or transaction, in which case such conversion shall not be deemed to be effective until immediately prior to the consummation of such event or transaction and shall be deemed to be null and void if such event or transaction is not subsequently so consummated.

(2) All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such class or series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly. Upon any such conversion, no adjustment to the Senior Preferred Conversion Price or the Junior Preferred Conversion Price shall be made for any accrued or declared but unpaid dividends on any Preferred Stock surrendered for conversion or on the Common Stock delivered upon such conversion.

(3) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times when any Preferred Stock shall be outstanding reserve and keep available out of its authorized but unissued shares of capital stock, for the purpose of effecting the conversion of such Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holders of such Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including using its best efforts to obtain the approval of the Corporation’s stockholders to any necessary amendment to this Amended and Restated Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Conversion Price of any share of Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of such share of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(e) Adjustments to Conversion Price for Certain Diluting Issues.

(1) No Adjustment to Conversion Price. No adjustment to the Senior Preferred Conversion Price or the Junior Preferred Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Requisite Senior Preferred Stockholders (in the case of an adjustment to the Senior Preferred Conversion Price) or the holders of at least a majority of the then outstanding shares of Junior Preferred (in the case of an adjustment to the Junior Preferred Conversion Price) agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(2) Adjustment to Conversion Price Upon Issue of Additional Shares of Common Stock.

(A) If the Corporation at any time or from time to time after the date of filing of this Amended and Restated Certificate of Incorporation shall issue or sell (or, in accordance with Section 4(e)(3), shall be deemed to have issued or sold) Additional Shares of Common Stock, without consideration or for a consideration per share less than the Senior Preferred Conversion Price or the Junior Preferred Conversion Price in effect immediately prior to the issuance of such Additional Shares of Common Stock, then the Senior Preferred Conversion Price and/or the Junior Preferred Conversion Price, as applicable, shall immediately upon such issue or sale be reduced to the Senior Preferred Conversion Price or the Junior Preferred Conversion Price, as applicable, determined (to the nearest one-hundredth of a cent) by multiplying (i) the Senior Preferred Conversion Price or Junior Preferred Conversion Price, as applicable, in effect immediately prior to such issue or sale of Additional Shares of Common Stock, by (ii) a fraction, the numerator of which is the sum of (x) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (y) the number of shares of Common Stock that would have been issued or sold if such Additional Shares of Common Stock had been issued at a price per share equal to the Senior Preferred Conversion Price or Junior Preferred Conversion Price, as applicable, in effect immediately prior to such issue or sale of Additional Shares of Common Stock (determined by dividing the aggregate consideration received by the Corporation in respect of such issue or sale by the Senior Preferred Conversion Price or the Junior Preferred Conversion Price, as applicable, in effect immediately prior to such issue or sale of Additional Shares of Common Stock), and the denominator of which is the sum of (x) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (y) the number of Additional Shares of Common Stock issued or sold in such transaction.

(B) No adjustment to the Senior Preferred Conversion Price or the Junior Preferred Conversion Price shall be made in an amount less than $0.0001 per share; provided, that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward based upon the capitalization as of the date of such original dilutive event(s). Except to the limited extent provided for in Section 4(e)(3)(B) and Section 4(e)(3)(D), no adjustment of the Senior Preferred Conversion Price or the Junior Preferred Conversion Price pursuant to this Section 4(e) shall have the effect of increasing the Senior Preferred Conversion Price or the Junior Preferred Conversion Price, as applicable, above the Senior Preferred Conversion Price or the Junior Preferred Conversion Price, as applicable, in effect immediately prior to such adjustment.

(3) Deemed Issue of Additional Shares of Common Stock.

(A) If the Corporation at any time or from time to time after the date of filing of this Amended and Restated Certificate of Incorporation shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Senior Preferred Conversion Price or the Junior Preferred Conversion Price pursuant to the terms of Section 4(e)(2), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security to provide for either (i) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (ii) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Senior Preferred Conversion Price or the Junior Preferred Conversion Price, as applicable, computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to the Senior Preferred Conversion Price or the Junior Preferred Conversion Price, as applicable, as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Section 4(e)(3)(B) shall have the effect of increasing the Senior Preferred Conversion Price or the Junior Preferred Conversion Price to an amount which exceeds the lower of (x) the Senior Preferred Conversion Price or the Junior Preferred Conversion Price, as applicable, in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, and (y) the Senior Preferred Conversion Price or the Junior Preferred Conversion Price, as applicable, that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Senior Preferred Conversion Price or the Junior Preferred Conversion Price pursuant to the terms of Section 4(e)(2) (either because the consideration per share (determined in accordance with Section 4(e)(4)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Senior Preferred Conversion Price or the Junior Preferred Conversion Price, as applicable, then in effect or because such Option or Convertible Security was issued before the date of filing of this Amended and Restated Certificate of Incorporation), are revised after the date of filing of this Amended and Restated Certificate of Incorporation as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security to provide for either (i) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (ii) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 4(e)(3)(A)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Senior Preferred Conversion Price or the Junior Preferred Conversion Price pursuant to the terms of Section 4(e)(2), the Senior Preferred Conversion Price and/or the Junior Preferred Conversion Price, as applicable, shall be readjusted to the Senior Preferred Conversion Price or the Junior Preferred Conversion Price, as applicable, as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(E) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, then any adjustment to the Senior Preferred Conversion Price or the Junior Preferred Conversion Price, as applicable, provided for in this Section 4(e)(3) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in Section 4(e)(3)(B) and Section 4(e)(3)(C)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at the time such Option or Convertible Security is issued or amended, then any adjustment to the Senior Preferred Conversion Price or the Junior Preferred Conversion Price that would result under the terms of this Section 4(e)(3) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is First calculable (even if subject to subsequent adjustment(s)), assuming for purposes of calculating such adjustment that such issuance or amendment took place at the time such calculation can first be made.

(4) Determination of Consideration. For purposes of this Section 4(e), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall (i) insofar as such consideration consists of cash, be computed at the aggregate amount of cash received by the Corporation; (ii) insofar as such consideration consists of property other than cash, be computed at the fair market value thereof at the time of such issue (as determined in accordance with Section 2(c)(2)); and (iii) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as mutually determined in good faith by the board of directors of the Corporation and the Requisite Stockholders.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(e)(3) relating to Options and Convertible Securities, shall be determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities (or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities), by (ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities (or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities).

(f) Adjustment for Stock Splits and Combinations. In the event the Corporation at any time or from time to time after the date of filing of this Amended and Restated Certificate of Incorporation shall effect a subdivision of the outstanding Common Stock, the Senior Preferred Conversion Price in effect immediately before that subdivision and the Junior Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of Senior Preferred or Junior Preferred, as applicable, shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. In the event the Corporation at any time or from time to time after the date of filing of this Amended and Restated Certificate of Incorporation shall combine the outstanding shares of Common Stock, the Senior Preferred Conversion Price in effect immediately before that combination and the Junior Preferred Conversion Price in effect immediately before that combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Senior Preferred or Junior Preferred, as applicable, shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 4(f) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(g) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the date of filing of this Amended and Restated Certificate of Incorporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Senior Preferred Conversion Price and the Junior Preferred Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Senior Preferred Conversion Price then in effect or the Junior Preferred Conversion Price then in effect, as applicable, by a fraction, (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution. Notwithstanding the foregoing, (x) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Senior Preferred Conversion Price and the Junior Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Senior Preferred Conversion Price and the Junior Preferred Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions, and (y) no such adjustment shall be made if the holders of the Senior Preferred Stock (in the case of an adjustment to the Senior Preferred Conversion Price) or the holders of the Junior Preferred Stock (in the case of an adjustment or readjustment to the Junior Preferred Conversion Price) simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Senior Preferred Stock or Junior Preferred Stock, as applicable, had been converted into Common Stock on the date of such event.

(h) Adjustment for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the date of filing of this Amended and Restated Certificate of Incorporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a dividend or other distribution payable on the Common Stock in additional shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(i) Adjustment for Merger, Reorganization, Recapitalization, Etc. Subject to Section 2(c), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for cash, securities or other property (other than a transaction covered by Section 4(f), Section 4(g) or Section 4(h)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of cash, securities or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock (without rounding) immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction. In such case, appropriate adjustment (as mutually determined in good faith by the board of directors of the Corporation and the Requisite Stockholders) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to adjustments to the Senior Preferred Conversion Price and the Junior Preferred Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

(j) No Fractional Shares and Certificate as to Adjustments.

(1) No fractional shares of Common Stock shall be issued upon the conversion of any share of Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share. Whether or not such a conversion would result in the issuance of any fractional shares shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(2) Upon the occurrence of each adjustment or readjustment to the Senior Preferred Conversion Price or the Junior Preferred Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each record holder of Senior Preferred (in the case of an adjustment or readjustment to the Senior Preferred Conversion Price) and Junior Preferred (in the case of an adjustment or readjustment to the Junior Preferred Conversion Price) a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price at the time in effect for each series of Preferred Stock then held by such holder, and (ii) the number of shares of Common Stock and the amount, if any, of cash, securities or other property that then would be received upon the conversion of such holder’s Preferred Stock.

(k) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of the Common Stock (or other capital stock or securities at the time issuable upon conversion of any Preferred Stock) for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other securities or property, the Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(l) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given five (5) business days after such notice is deposited in the United States mail, postage prepaid, and addressed to the last known address of the holder as set forth on the books of the Corporation.

(m) Termination of Conversion Rights. In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section 3, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the Redemption Date fixed for such shares, except to the extent that the Redemption Price for any such shares is not fully paid on such Redemption Date, in which case the Conversion Rights for such shares shall continue until such Redemption Price is paid in full. In the event of a Liquidation Event or Deemed Liquidation Event, the Conversion Rights of the Preferred Stock shall terminate at the close of business on the last full day preceding the date fixed for the payment of any amounts distributable to the holders of Preferred Stock, unless the amount distributable to the holders of such shares on such date is not fully paid on such date, in which case the Conversion Rights for such shares shall continue until such amount is paid in full.

5. Voting Rights.

(a) General Voting Rights. In addition to any circumstances in which the holders of Preferred Stock are entitled to vote as a separate class under the General Corporation Law of the State of Delaware or the provisions of this Amended and Restated Certificate of Incorporation, on any matter (including the election of directors) presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by any written consent of stockholders in lieu of a meeting), each holder of outstanding shares of Preferred Stock shall be entitled to notice of all meetings of stockholders of the Corporation in accordance with the bylaws of the Corporation and, except as otherwise required by applicable law, shall have the right to one vote for each share of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter (or, if no record date is specified, as of the date of such vote). Except as otherwise provided by the General Corporation Law of the State of Delaware or the provisions of this Amended and Restated Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.

(b) Election of Directors. The holders of Preferred Stock, voting as a separate class to the exclusion of all other classes or series of the Corporation’s capital stock, shall be entitled to elect all of the members of the Corporation’s Board of Directors. Any director elected as provided in the preceding sentence may be removed with or without cause by, and only by, the affirmative vote of the holders of Preferred Stock, given either at a special meeting of the stockholders of the Corporation duly called for that purpose or pursuant to a written consent of stockholders in lieu of a meeting. If the holders of Preferred Stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Section 5(b), then any directorship not so filled shall remain vacant until such time as the holders of the Preferred Stock elect a person to fill such directorship by vote or written consent in lieu of a meeting, and no such directorship may be filled by stockholders of the Corporation other than the holders of Preferred Stock, voting as a separate class to the exclusion of all other classes or series of the Corporation’s capital stock. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of Preferred Stock shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 5(b), a vacancy in any directorship filled by the holders of Preferred Stock shall be filled only vote or written consent in lieu of a meeting of the holders of Preferred Stock pursuant to this Section 5(b).

(c) Preferred Stock Protective Provisions.

(1) For so long as any shares of Preferred Stock remain outstanding, the Corporation shall not (and shall cause each of its Subsidiaries not to), directly or indirectly by amendment, merger, consolidation or otherwise, without the prior written consent of the Requisite Stockholders:

(A) liquidate, dissolve or wind up the Corporation or any of its Subsidiaries or effect a recapitalization or reorganization or change in the form of organization of the Corporation or any of its Subsidiaries in any form of transaction (including the formation of a parent holding company for the Corporation, reorganization into any non-corporate entity treated as a partnership for federal income tax purposes or a transaction to change the domicile of the Corporation or any of its Subsidiaries), except for any such recapitalization or reorganization or change in the form of organization of the Corporation or any of its Subsidiaries contemplated by and approved in accordance with Section 4F of that certain Amended and Restated Investors’ Rights Agreement, dated as of October 12, 2012, by and among the Corporation and the investors from time to time party thereto (as the same may be amended, restated, modified, supplemented or waived from time to time in accordance with its terms);

(B) directly or indirectly declare or pay, or permit any of its Subsidiaries to declare or pay, any dividends or make any distributions upon any of its capital stock or other equity securities, except that any Wholly-Owned Subsidiary may declare and pay dividends or make distributions directly or indirectly to the Corporation or another Wholly-Owned Subsidiary;

(C) directly or indirectly (i) redeem, repurchase or otherwise acquire, or permit any of its Subsidiaries to redeem, repurchase or otherwise acquire, any of the Corporation’s or any of its Subsidiaries’ capital stock or other equity securities (including warrants, options and other rights to acquire such capital stock or other equity securities), or assign or transfer any rights or options to make any such redemption, repurchase or other acquisition, or (ii) redeem, repurchase or make any payments with respect to any stock appreciation rights, phantom stock plans or similar rights or plans, or permit any of its Subsidiaries to so redeem, repurchase or make such payments, or assign or transfer any rights or options to make such redemption, repurchase or payment, in each case other than repurchases by the Corporation of capital stock or other equity securities from former employees of (or independent contractors to) the Corporation or any of its Subsidiaries upon termination of such Persons’ employment or other service for an aggregate purchase price of no more than $100,000 in any calendar year and otherwise on terms and conditions approved by the board of directors of the Corporation and so long as no default under any material agreement to which the Corporation or any of its Subsidiaries is a party is in existence immediately prior to or is otherwise caused by any such repurchase and so long as such right or option to repurchase is not assigned or transferred to any other Person;

(D) authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of (i) any capital stock or other equity securities (or any securities convertible into or exercisable for any capital stock or other equity securities or containing profit participation features) having a preference over, or being on a parity with, the Senior Preferred with respect to dividends, distributions, voting, repurchase, redemption, liquidation preference or otherwise, or (ii) any notes or debt securities containing equity features (including any notes or debt securities convertible into or exchangeable for capital stock or other equity securities, issued in connection with the issuance of capital stock or other equity securities or containing profit participation features), in each case, except that the Corporation may issue Senior Preferred pursuant to the Senior Preferred Stock Purchase Agreement;

(E) merge or consolidate with or into any Person, or (except as otherwise contemplated in Section 5(c)(1)(F)) permit any Subsidiary to merge or consolidate with or into any Person or consummate, permit or in any manner facilitate a sale of the Corporation or any of its Subsidiaries or a change in control of the Corporation or any of its Subsidiaries or other Deemed Liquidation Event, or consent to, or waive any condition or requirement with respect to, any transfer or assignment of any capital stock or other equity securities of the Corporation or any of its Subsidiaries that would constitute a change in control or Deemed Liquidation Event;

(F) acquire, or permit any Subsidiary to acquire, any interest in any company or business (whether by a purchase of assets, purchase of stock or other equity interests, merger or otherwise), except any such acquisitions approved by the board of directors of the Corporation where the aggregate consideration payable by the Corporation and its Subsidiaries (including the assumption of liabilities, whether direct or indirect) does not exceed $5,000,000 in the aggregate for all such acquisitions, or enter into, or permit any Subsidiary to enter into, any joint venture;

(G) create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Indebtedness (other than Permitted Indebtedness), or amend, modify, supplement or waive any provision of the documents, agreements or instruments evidencing, securing or otherwise pertaining to any Indebtedness of the Corporation or any of its Subsidiaries (other than any Permitted Indebtedness), or refinance, substitute or replace any Indebtedness of the Corporation or any of its Subsidiaries (other than any Permitted Indebtedness);

(H) sell, lease, license, encumber (whether by security interest, lien or otherwise) or otherwise dispose of, or permit any Subsidiary to sell, lease, license, encumber (whether by security interest, lien or otherwise) or otherwise dispose of, any material tangible assets, except (1) sales of inventory in the ordinary course of business, (2) any sale or disposition approved by the board of directors of the Corporation following a determination that such tangible assets are of de minimis value to the Corporation or any of its Subsidiaries and (3) as contemplated by and approved in accordance with Section 5(c)(2)(D);

(I) sell, assign, transfer, lease, license or otherwise encumber (whether by security interest, lien or otherwise), dispose of, abandon, or permit to lapse any material Intellectual Property Rights or other material intangible assets, except (1) for the grant of nonexclusive licenses to customers or other end-users in the ordinary course of business, (2) for any abandonment of Intellectual Property Rights where such abandonment is approved by the board of directors of the Corporation following a determination that such Intellectual Property Rights are of de minimis value to the Corporation or any of its Subsidiaries, and (3) as contemplated by and approved in accordance with Section 5(c)(2)(D);

(J) consummate, or permit any of its Subsidiaries (including any corporate successor thereto) to consummate, (i) an initial Public Offering of its capital stock or other equity securities or listing on any securities exchange or substantially equivalent market (including any private Rule 144A market), except for a Qualified Public Offering, or (ii) a Qualified Public Offering in which the Corporation receives gross cash proceeds in excess of US$40,000,000;

(K) enter into, or permit any Subsidiary to enter into, any agreement, transaction, commitment or arrangement with any of the Corporation’s or any of its Subsidiaries’ officers, directors, key employees, stockholders or affiliates or any entity in which any of the foregoing owns a greater than 10% beneficial interest, except (i) as contemplated by any of the Transaction Agreements, (ii) for entering into employment arrangements and benefit programs, in each case on terms as approved by a majority of the disinterested members of the board of the directors of the Corporation, (iii) as contemplated by and approved in accordance with Section 5(c)(2)(A) or Section 5(c)(2)(C), and (iv) any transaction, agreement, commitment or arrangement which is not substantially less favorable to the Corporation than would be obtainable by the Corporation at the time in a comparable arm’s-length transaction with a Person not affiliated with the Corporation;

(L) materially change, or cause or allow any Subsidiary to materially change, the business activities of the Corporation or any of its Subsidiaries as currently conducted, or enter into, or permit any Subsidiary to enter into, the ownership, active management or operation of any material business that is not reasonably related to the current business activities of the Corporation or any of its Subsidiaries; or

(M) make an assignment for the benefit of creditors or admit in writing its inability to pay its debts generally as they become due, file a voluntary bankruptcy or similar proceeding or fail to contest any bankruptcy, insolvency or similar proceeding filed against the Corporation, or permit any of the Corporation’s Subsidiaries to do any of the foregoing.

(2) For so long as any shares of Preferred Stock remain outstanding, the Corporation shall not (and shall cause each of its Subsidiaries not to), directly or indirectly by amendment, merger, consolidation or otherwise, without the prior written consent of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a separate class:

(A) (i) amend or modify the Stock Option Plan as in existence as of September 25, 2012 (including by increasing the aggregate number of shares of Common Stock available for issuance thereunder above 2,867,136 shares (as such number of shares is equitably adjusted for stock splits and stock combinations subsequent to the date of the filing of this Amended and Restated Certificate of Incorporation), (ii) adopt, amend or modify, or permit any of its Subsidiaries to adopt, amend or modify, any other stock option plan, equity incentive plan, employee equity ownership plan, profit sharing plan, phantom equity plan, equity appreciation rights plan or any similar plan, program, agreement or arrangement, or (iii) issue any capital stock or other equity securities, or options to acquire shares of Common Stock or other equity securities (or other comparable equity or equity-based incentives), to any directors, officers or employees of the Corporation or any of its Subsidiaries, whether under the Stock Option Plan or otherwise and whether before or after the Corporation’s initial Public Offering, except that the Corporation may issue options to acquire up to 659,442 shares of Common Stock (as such number of shares is equitably adjusted for stock splits and stock combinations subsequent to the date of the filing of this Amended and Restated Certificate of Incorporation) to directors, officers and other employees of the Corporation or any its Subsidiaries (other than any director, officer or employee who is employed by or providing services to the Corporation or any of its Subsidiaries as of September 25, 2012 and who has not received a material promotion and commensurate increase in duties and responsibilities after September 25, 2012) and shares of Common Stock upon exercise of any such options;

(B) increase or decrease the authorized number of directors constituting the board of directors of the Corporation;

(C) hire or terminate the employment of, or (other than non-cash benefits applicable to employees generally) increase greater than 10.0% the aggregate compensation payable to any of the Corporation’s chief executive officer, chief operating officer, chief business officer and medical director or any comparable employee or other individual exercising the authority or performing the functions customarily associated with such job titles; or

(D) any sale, assignment, transfer, lease, license or other disposition of distribution, sales, marketing or similar rights in a particular geographic territory (such as Japan or China) in any form of transaction (including the sale of capital stock or member or other ownership interests in any of the Corporation’s Subsidiaries).

(3) For so long as any shares of Senior Preferred remain outstanding, the Corporation shall not (and shall cause each of its Subsidiaries not to), directly or indirectly by amendment, merger, consolidation or otherwise, without the prior written consent of the Requisite Senior Preferred Stockholders, amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation in a manner that would alter or change the powers, preferences or special rights of the Senior Preferred so as to affect the Senior Preferred adversely.

(4) For so long as any shares of Junior Preferred remain outstanding, the Corporation shall not (and shall cause each of its Subsidiaries not to), directly or indirectly by amendment, merger, consolidation or otherwise, without the prior written consent of the holders of a majority of the then outstanding shares of Junior Preferred, voting together as a separate class:

(A) authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of any capital stock or other equity securities (or any securities convertible into or exercisable for any capital stock or other equity securities or containing profit participation features) having a preference over the Junior Preferred, but junior to the Senior Preferred, with respect to dividends, distributions, voting, repurchase, redemption, liquidation preference or otherwise; or

(B) amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation in a manner that would alter or change the powers, preferences or special rights of the Junior Preferred so as to affect the Junior Preferred adversely.

6. Definitions. For purposes of this Article IV, the following capitalized terms shall have the meanings set forth below:

“Additional Shares of Common Stock” means all shares of Common Stock issued or sold (or, in accordance with Section 4(e)(3), deemed to have been issued or sold) by the Corporation after the date of filing of this Amended and Restated Certificate of Incorporation, other than Exempted Securities.

“Bridge Notes” has the meaning set forth in the Senior Preferred Stock Purchase Agreement.

“CIT Indebtedness” means all Indebtedness owed to CIT Healthcare LLC, a Delaware limited liability company, including pursuant to that certain Loan and Security Agreement, dated as of September 11, 2008, as amended, restated, modified, supplemented and waived from time to time in accordance with its terms.

“Commitment Breach” has the meaning set forth in the Senior Preferred Stock Purchase Agreement.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and for purposes of Section 4 shall include any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value with respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Common Stock Deemed Outstanding” means, at any time of determination, the number of shares of Common Stock outstanding at such time (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding at such time or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding at such time).

“Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock (other than Options).

“Defaulting Investor” has the meaning set forth in the Senior Preferred Stock Purchase Agreement.

“Equity Securities” means (i) capital stock (including the Preferred Stock and the Common Stock) of, or other equity interests in, the Corporation, (ii) obligations, evidences of indebtedness or other debt or equity securities or interests convertible or exchangeable into such capital stock or other equity interests in the Corporation and (iii) warrants, options or other rights to purchase or otherwise acquire such capital stock or other equity interests in the Corporation.

“Exempted Securities” means any of the following shares of Common Stock and any shares of Common Stock deemed issued pursuant to any of the following Options or Convertible Securities: (i) shares of Senior Preferred issued pursuant to the Senior Preferred Stock Purchase Agreement; (ii) shares of Common Stock issued or issuable upon conversion of the Preferred Stock; (iii) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on the Preferred Stock; (iv) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 4(f), Section 4(g), Section 4(h) or Section 4(i); (v) Options to purchase up to an aggregate of 2,867,136 shares of Common Stock (as adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or the like and inclusive of all shares of Common Stock issuable upon exercise of Options outstanding on September 25, 2012) to directors, officers, employees, consultants and independent contractors of the Corporation or any its Subsidiaries pursuant to the Stock Option Plan and such additional number of Equity Securities, or Options to purchase such additional number of shares of Common Stock, as may be approved by the Board of Directors of the Corporation and the holders of a majority of the then outstanding shares of Preferred Stock; (vi) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; and (vii) shares of Common Stock, Options or Convertible Securities issued to any bank, equipment lessor or other similar financial institution if and to the extent that the transaction in connection with such issuance is to be made is: (a) in connection with the extension of credit to the Corporation or in connection with the lease of equipment; (b) approved by the Board of Directors; and (c) for other than equity financing purposes.

“Junior Securities” means any capital stock or other equity securities of the Corporation (other than the Senior Preferred).

“Indebtedness” has the meaning set forth in the Senior Preferred Stock Purchase Agreement.

“Intellectual Property Rights” has the meaning set forth in the Senior Preferred Stock Purchase Agreement.

“Liquidation Value” means (i) with respect to any share of Senior Preferred, an amount equal to 150% of the Original Issue Price of such share of Senior Preferred and (ii) with respect to any share of Junior Preferred, an amount equal to the Original Issue Price of such share of Junior Preferred. For the avoidance of doubt, no dividend paid on any share of Preferred Stock shall constitute an offset to or credit against the Liquidation Value of such share.

“Minimum QPO Price” means $12.00 as of the date of the filing of this Amended and Restated Certificate of Incorporation; provided that the Minimum QPO Price shall increase by $1.00 on January 1 of each year after 2013 (i.e., the Minimum QPO Price shall be $13.00 in 2014, $14.00 in 2015, $15.00 in 2016, etc.).

“Option” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Original Issue Price” means (i) with respect to any share of Senior Preferred, $8.00 per share (as adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or the like), and (ii) with respect to any share of Junior Preferred, $0.4284 per share (as adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or the like).

“Permitted Indebtedness” means (i) the CIT Indebtedness and (ii) Indebtedness that is not secured by any lien or other encumbrance on any of the Corporation’s or any of its Subsidiaries’ tangible or intangible assets and that (together with the CIT Indebtedness) does not exceed $1,000,000 at any time on an aggregate consolidated basis.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Public Offering” means any offering by the Corporation (or any successor-in-interest to the Corporation) of its capital stock or other equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or pursuant to the comparable provisions of any foreign jurisdiction.

“Qualified Public Offering” means a firm commitment underwritten Public Offering consummated after July 17, 2013 in which (i) the Corporation receives gross cash proceeds of at least US$35,000,000, (ii) the price per share paid by the public in such Public Offering is not less than the

Minimum QPO Price (as adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or the like), and (iii) the Corporation’s Common Stock (or the comparable equity securities of any successor-in-interest to the Corporation) is listed or qualified for trading on one or more of the New York Stock Exchange, the NASDAQ Stock Market and/or any other internationally recognized United States, European, Australian or Hong Kong stock exchange.

“Requisite Stockholders” means both the Requisite Senior Preferred Stockholders and the Requisite Preferred Stockholders.

“Requisite Preferred Stockholders” means (i) until such time as the Corporation shall have issued an aggregate number of shares of Senior Preferred pursuant to the Senior Preferred Stock Purchase Agreement (including shares of Senior Preferred issued upon conversion of the Bridge Notes) having an aggregate purchase price of $40,000,000, the holders of not less than 75% of the outstanding shares of Preferred Stock, voting together as a separate class, and (ii) after such time as the Corporation shall have issued an aggregate number of shares of Senior Preferred pursuant to the Senior Preferred Stock Purchase Agreement (including shares of Senior Preferred issued upon conversion of the Bridge Notes) having an aggregate purchase price of $40,000,000, the holders of not less than two-thirds of the outstanding shares of Preferred Stock, voting together as a separate class.

“Requisite Senior Preferred Stockholders” means (i) until such time as the Corporation shall have issued an aggregate number of shares of Senior Preferred pursuant to the Senior Preferred Stock Purchase Agreement (including shares of Senior Preferred issued upon conversion of the Bridge Notes) having an aggregate purchase price of $40,000,000, the holders of not less than 75% of the outstanding shares of Senior Preferred, voting together as a separate class, and (ii) after such time as the Corporation shall have issued an aggregate number of shares of Senior Preferred pursuant to the Senior Preferred Stock Purchase Agreement (including shares of Senior Preferred issued upon conversion of the Bridge Notes) having an aggregate purchase price of $40,000,000, the holders of not less than two-thirds of the outstanding shares of Senior Preferred, voting together as a separate class.

“Senior Preferred Stock Purchase Agreement” means that certain Amended and Restated Senior Preferred Stock Purchase Agreement, dated as of October 12, 2012, by and among the Corporation and the investors from time to time party thereto (as the same may be amended, restated, modified, supplemented or waived from time to time in accordance with its terms).

“Subsidiary” means, with respect to any Person, any business entity of which (i) if the business entity is a corporation, a majority of the total voting power of shares of capital stock or other equity securities entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if the business entity is a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof or the power to elect or appoint a majority of the managers or other governing body thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

“Stock Option Plan” means the Vital Therapies, Inc. 2012 Stock Option Plan.

“Transaction Agreements” has the meaning set forth in the Senior Preferred Stock Purchase Agreement.

“Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of which all of the outstanding capital stock, membership interests, partnership interests or other ownership interests are owned by such Person or another Wholly-Owned Subsidiary of such Person.

C. Common Stock. The rights, preferences, restrictions and other matters relating to the Common Stock are as set forth in this Part C of Article IV:

1. Dividend Rights. Subject to the rights, powers and preferences of the holders of the Preferred Stock set forth herein, the holders of the Common Stock shall be entitled to receive, when, as, and if declared by the board of directors of the Corporation, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the board of directors of the Corporation, pro rata at the same rate per share.

2. Liquidation Rights. Subject to the rights, powers and preferences of the holders of the Preferred Stock set forth herein, the holders of the Common Stock shall be entitled to participate pro rata at the same rate per share of Common Stock in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

3. Voting Rights. Except as otherwise required by law or as otherwise provided in this Amended and Restated Certificate of Incorporation, subject to the rights of the holders of Preferred Stock, the holders of Common Stock shall have the right to one vote per share on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of a meeting) and shall be entitled to notice of all meetings of stockholders of the Corporation in accordance with the bylaws of the Corporation; provided, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation or pursuant to the General Corporation Law of the State of Delaware.

4. Registration of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate and so long as such registered holder is not then in violation of any agreement with respect to the transfer of such shares, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Common Stock represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of Common Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

5. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

6. Notices. All notices referred to herein shall be in writing, and shall be delivered by registered or certified mail, return receipt requested, postage prepaid, and shall be deemed to have been given when so mailed (i) to the Corporation at its principal executive offices and (ii) to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

ARTICLE V

The election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VI

To the fullest extent permitted by the laws of the State of Delaware, as the same exists or as may hereafter by amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law or such other law of the State of Delaware as so amended. Any repeal or modification of the foregoing provisions of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE VII

The Corporation shall, to the fullest extent permitted from time to time under the laws of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he or she, his or her testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any cause of action, suit, or claim that, but for this Article VII, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

ARTICLE VIII

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter, amend, rescind, or repeal the bylaws of the

Corporation. Any bylaws made by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders, and the powers conferred in this Article VIII shall not abrogate the right of the stockholders to adopt, amend and repeal the bylaws of the Corporation.

ARTICLE IX

The duration of the Corporation shall be perpetual.

ARTICLE X

Meetings of stockholders may be held within or outside the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors of the Corporation or in the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

ARTICLE XI

To the maximum extent permitted from time to time under the laws of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this Article XI shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

ARTICLE XII

The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

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